Exhibit 21

SUBSIDIARIES OF THE COMPANY

Entity	Name of State/Country of Incorporation
ViroPharma Biologics, Inc.	Delaware
VCO Incorporated	Delaware
VPDE Incorporated	Delaware
VPINT, Inc.	Delaware
ViroPharma Limited	United Kingdom
ViroPharma SPRL	Belgium
ViroPharma SAS	France

ViroPharma GmbH	Germany
ViroPharma LLC	Switzerland
Auralis Limited	United Kingdom